UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 28, 2013

MWI VETERINARY SUPPLY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51468	02-0620757
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3041 W. Pasadena Drive, Boise, ID 83705
(Address of principal executive offices)   (Zip Code)

(208) 955-8930
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On August 28, 2013, MWI Veterinary Supply Co., an Idaho corporation (“Buyer”) and wholly-owned subsidiary of MWI Veterinary Supply, Inc., a Delaware corporation (“MWI”), AHN International LLC, a Delaware limited liability company (“AHN”) and IVESCO Holdings LLC, a Delaware limited liability company and wholly-owned subsidiary of AHN (“Seller”), entered into an Asset Purchase Agreement (the “Agreement”), pursuant to which Buyer will acquire substantially all of the assets and assume certain liabilities of Seller.

Seller is engaged in (a) the distribution and sale of animal health products, including pharmaceuticals, vaccines, nutritionals, equipment and insecticides to veterinary clinics, dealer retail stores, livestock operations, poultry and swine integrators and feed ingredient customers; and (b) service, logistics and technical support relating to such distribution and sale of animal health products.

Under the terms of the Agreement, at the closing (the “Closing”) Buyer will pay, or cause to be paid $67.5 million in cash, subject to certain working capital and debt adjustments at the Closing.  This amount will be funded with borrowings by Buyer under its existing Credit Agreement dated December 13, 2006, and as amended from time to time, among Buyer, MWI Veterinary Supply, Inc., Memorial Pet Care, Inc. and the lenders party thereto. Further, an aggregate of $5.8 million will be deposited into escrow as security for certain indemnification obligations, post-closing adjustments and employee related payments.

The Agreement may be terminated by each of the Buyer and Seller under specified circumstances, including by mutual consent or if the respective closing obligations of the parties are not fulfilled by November 16, 2013.

The Closing is subject to customary conditions, including among others, the (a) the absence of any law or order prohibiting the Closing, (b) the absence of any event, occurrence, fact, condition or change that has or could reasonably be expected to be have a material adverse effect on Seller’s business and (c) obtaining of certain third party consents and approvals, including, without limitation, clearance under the Hart-Scott Rodino Act.

Seller and Buyer have made customary representations and warranties and have agreed to related indemnification obligations in the Agreement, which will generally expire 18 months after the closing, except for Seller indemnification obligations with respect to certain representations and warranties with extended survival periods.  The Agreement includes a post-closing restrictive covenant providing that Seller and AHN will not, for a period of five years following the date of the Agreement, (i) directly or indirectly compete with Buyer through soliciting, selling or rendering any services or products in a competitive business (ii) directly or indirectly solicit any customer, client, supplier or manufacturer’s representative of Buyer (iii) directly or indirectly induce or attempt to induce any customer, contractor or vendor of Buyer to terminate the relationship with Buyer and (iv) directly or indirectly make any statements in any forum or through any medium injurious to the business reputation or goodwill of the business or Buyer. In addition, Richard Burton, Robert DiMarzo, Randolph Ingram, and Gerald Monnot have entered into agreements with Buyer, which will be effective as of the Closing, which contain similar restrictive covenants, generally applicable for a period of one year following the termination of the employment or consulting term, as the case may be.

The transaction is currently expected to close in MWI’s first fiscal quarter of 2014, which ends December 31, 2013.

Item 7.01.  Regulation FD Disclosure

MWI Veterinary Supply, Inc. issued a press release announcing the entering into a definitive agreement by and among Buyer, Seller and AHN, for Buyer to acquire substantially all of the assets and assume certain liabilities of Seller.  A copy of the press release is attached as Exhibit 99.1 to this report.

The information in Item 7.01 of this report (including Exhibit 99.1) is being furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act.

Item 9.01.  Financial Statements and Exhibits

   (d)             Exhibits

99.1	MWI Veterinary Supply, Inc. press release dated August 29, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MWI VETERINARY SUPPLY, INC.

Date: September 3, 2013	By:	/s/ Mary Patricia B. Thompson
Mary Patricia B. Thompson
Senior Vice President of Finance and Administration, Chief Financial Officer